EXHIBIT 8(g)(ii)
AMENDMENT TO THE PARTICIPATION AGREEMENT
Among
PIONEER VARIABLE CONTRACTS TRUST,
AVIVA LIFE AND ANNUITY COMPANY
(Successor in Interest to Indianapolis Life Insurance Company),
PIONEER INVESTMENT MANAGEMENT, INC.
and
PIONEER FUNDS DISTRIBUTOR, INC.
     The Participation Agreement entered into as of the 10th day of December 2004 by PIONEER VARIABLE CONTRACTS TRUST, a Delaware business trust (the “Trust”), AVIVA LIFE AND ANNUITY COMPANY (successor in interest to Indianapolis Life Insurance Company) (the “Company”), a stock life insurance company organized under the laws of the State of Iowa, PIONEER INVESTMENT MANAGEMENT, INC., a Delaware corporation (“PIM”), and PIONEER FUNDS DISTRIBUTOR, INC. (“PFD”), a corporation organized under the laws of The Commonwealth of Massachusetts, is hereby amended effective as of October 1, 2008:
     Whereas, Indianapolis Life Insurance Company will merge with and into Aviva Life and Annuity Company (“ALAC”) effective October 1, 2008, with ALAC as the surviving corporate entity; and
     Whereas, in connection with the merger of ILICO into ALAC, ILICO Separate Account 1 will change its name to ALAC Separate Account 1 and become subject to the laws of the State of Iowa;
     Now, therefore, the Agreement is hereby amended by The Trust, PIM, PFD and the Company:
1.	All references to Indianapolis Life Insurance Company are hereby changed to “Aviva Life and Annuity Company” to reflect the statutory merger of Indianapolis Life Insurance Company with and into Aviva Life and Annuity Company.
2.	All references to ILICO Separate Account 1 are hereby changed to “ALAC Separate Account 1” to reflect the name change of the separate account in connection with the merger of ILICO with and into ALAC.

3.	Article X is hereby deleted and replaced with the following Article X:

Article X. NOTICES
     Any notice hereunder shall be given by registered or certified mail return receipt requested to the other party at the address of such party set forth below or at such other address as such party may from time to time specify to the other party.

If to the Trust:	Pioneer Variable Contracts Trust 60 State Street Boston, MA 02109 Attn: General Counsel

If to Company:	President Aviva Life and Annuity Company 699 Walnut Street, Suite 1700 Des Moines, IA 50309
and

Ameritas Life Insurance Corp. 5900 O Street Lincoln, Nebraska 68510 Attention: Norma Houfek

If to PIM:	Pioneer Investment Management, Inc. 60 State Street Boston, MA 02109 Attn: General Counsel

If to PFD:	Pioneer Funds Distributor, Inc. 60 State Street Boston, MA 02109 Attn: General Counsel
     Notice shall be deemed given on the date of receipt by the addressee as evidenced by the return receipt.
4.	Schedule A is hereby deleted and replaced with the attached Schedule A.

5.	Schedule B is hereby deleted and replaced with the attached Schedule A

IN WITNESS WHEREOF, the parties have entered into this Amendment as of Sept. 9, 2008.

Pioneer Variable Contracts Trust			Pioneer Investment Management, Inc.

By:	/s/ Christopher J. [illegible]		By:	/s/ Mark Goodwin

	Name:	Christopher J. [illegible]		Name:	Mark Goodwin
	Title:	Assistant Secretary		Title:	EVP + CEO

Aviva Life and Annuity Company			Pioneer Funds Distributor, Inc.

By:	/s/ Michael Miller		By:	/s/ Joseph A. Kringoin

	Name:	Michael Miller		Name:	Joseph A. Kringoin
	Title:	Secretary		Title:	Retail Sales

Schedule A
Pioneer Variable Contracts Trust Portfolios
Pioneer Fund VCT Portfolio (Class I Shares)
Pioneer Growth Opportunities VCT Portfolio (Class I Shares)
Aviva Life and Annuity Company — Variable Contracts
Visionary Choice Variable Annuity

Schedule B

Separate Accounts and Sub-Accounts	Selected Portfolios

ALAC Separate Account 1

Pioneer Fund VCT Portfolio Sub-Account	VCT Portfolio (Class I Shares)

Pioneer Growth Opportunities VCT Portfolio Sub-Account	Growth Opportunities VCT Portfolio (Class I Shares)

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